Exhibit 21




   List of Subsidiaries of Effective Management Systems, Inc.


    Name of Subsidiary                                   Jurisdiction of
                                                          Incorporation

    Intercim Corporation                                      Minnesota

    EMS-East, Inc.                                            Massachusetts

    Effective Management Systems of Michigan, Inc.            Michigan

    Effective Management Systems of Illinois, Inc.            Illinois

    Total Management Systems, Inc.                            Ohio

    EMS-Asia Pacific, Ltd.                                    Hong Kong

    EMS China, Ltd.                                           Hong Kong